Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Bank of Montreal

We consent to the use in this Registration Statement on Form S-8 of the following reports:

•	our independent auditors’ report of registered public accounting firm dated December 4, 2012 on the consolidated balance sheets of Bank of Montreal (the “Bank”) as at October 31, 2012, October 31, 2011 and November 1, 2010, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended October 31, 2012 and 2011, and notes, comprising a summary of significant accounting policies and other explanatory information; and

•	our report of independent registered public accounting firm dated December 4, 2012 on the Bank’s internal control over financial reporting as of October 31, 2012;

each of which is included in the Bank’s Annual Report on Form 40-F for the fiscal year ended October 31, 2012 and incorporated by reference herein in this Registration Statement on Form S-8.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

October 7, 2013